Exhibit 10.8

SECOND AMENDED AND RESTATED PARENT GUARANTY AND INDEMNITY

This SECOND AMENDED AND RESTATED PARENT GUARANTY AND INDEMNITY (this “Guaranty”) is made as of May 15, 2009, by ANTHRACITE CAPITAL, INC., a Maryland corporation (“Guarantor”) in favor of MORGAN STANLEY MORTGAGE SERVICING LIMITED (“Security Trustee”), as security trustee under the Loan Agreement (hereinafter defined), and MORGAN STANLEY PRINCIPAL FUNDING, INC., a Delaware corporation (“Agent”; Agent and Security Trustee being sometimes referred to each as a “Finance Party” and collectively the “Finance Parties”), as agent and lender under the Loan Agreement.

W I T N E S S E T H:

WHEREAS, Security Trustee, Morgan Stanley Bank, a Utah corporation (“Original Agent”), and AHR Capital MS Limited, a company incorporated in the Republic of Ireland with Company Number 411989 (“Borrower”), and the other parties thereto are party to that certain Multicurrency Revolving Facility Agreement dated as of February 17, 2006 (the “Original Loan Agreement”).

WHEREAS, Guarantor directly owns one hundred percent (100%) of the legal and beneficial interest in Borrower.

WHEREAS, pursuant to that certain Parent Guaranty and Indemnity dated as of February 17, 2006 (the “Original Guaranty”), made by Guarantor in favor of Security Trustee and Original Agent, Guarantor, among other things, guaranteed the obligations of Borrower under the Original Loan Agreement.

WHEREAS, pursuant to that certain Amended and Restated Multicurrency Revolving Facility Agreement dated as of July 20, 2007 (the “A&R Loan Agreement”), among Borrower, Security Trustee, Original Agent and the other parties thereto, the Original Loan Agreement was amended and restated to, among other things, increase the maximum credit thereunder to $300,000,000.

WHEREAS, pursuant to the Original Guaranty, Guarantor guaranteed the obligations under the A&R Loan Agreement.

WHEREAS, on February 15, 2008, Original Agent resigned as agent under the A&R Loan Agreement and appointed Agent in its place.

WHEREAS, pursuant to that certain Second Amended and Restated Multicurrency Revolving Facility Agreement dated as of February 15, 2008 (the “Second A&R Loan Agreement”), among Borrower, Security Trustee, Agent and the other parties thereto, the A&R Loan Agreement was amended and restated to, among other things, extend the term thereof and amend the pricing thereunder.

WHEREAS, the Original Guaranty was amended and restated pursuant to that certain Amended and Restated Parent Guaranty and Indemnity dated as of February 15, 2008 (the “A&R Guaranty”), made by Guarantor in favor of Security Trustee and Agent.

WHEREAS, the A&R Guaranty was amended by Guarantor, Security Trustee and Agent pursuant to (as so amended, the “Existing Guaranty”): (i) that certain First Amendment to Amended and Restated Parent Guaranty and Indemnity dated as of April 14, 2008; (ii) that certain Second Amendment to Amended and Restated Parent Guaranty and Indemnity dated as of December 31, 2008; (iii) that certain Third Amendment and Waiver to Amended and Restated Parent Guaranty and Indemnity dated as of March 17, 2009; (iv) that certain Fourth Amendment and Waiver to Amended and Restated Parent Guaranty and Indemnity dated as of April 1, 2009; (v) that certain Fifth Amendment and Waiver to Amended and Restated Parent Guaranty and Indemnity dated as of April 15, 2009; (vi) that certain Sixth Amendment and Waiver to Amended and Restated Parent Guaranty and Indemnity dated as of April 24, 2009; (vii)

that certain Seventh Amendment and Waiver to Amended and Restated Parent Guaranty and Indemnity dated as of April 30, 2009; and (viii) that certain Eighth Amendment and Waiver to Amended and Restated Guaranty and Indemnity dated as of May 8, 2009.

WHEREAS, the Second A&R Loan Agreement was amended and restated pursuant to that certain Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of December 31, 2008 (the “Third A&R Loan Agreement”), among Borrower, Security Trustee, Agent and the other parties thereto.

WHEREAS, the Third A&R Loan Agreement was amended by Borrower, Security Trustee and the other parties thereto pursuant to (as so amended, the “Existing Loan Agreement”): (i) that certain First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of March 17, 2009; (ii) that certain Amendment Deed to the First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of April 1, 2009; (iii) that certain Second Amendment Deed to the First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of April 15, 2009; (iv) that certain Third Amendment Deed to the First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of April 24, 2009; (iv) that certain Fourth Amendment Deed to the First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of April 30, 2009; and (v) that certain Fifth Amendment Deed to the First Amendment to Third Amended and Restated Multicurrency Revolving Facility Agreement dated as of May 8, 2009.

WHEREAS, pursuant to that certain Fourth Amended and Restated Multicurrency Revolving Facility Agreement dated as of the date hereof, among Borrower, Security Trustee, Agent and the other parties thereto (the Existing Loan Agreement, as amended by said agreement, and as said agreement may be modified, amended or restated from time to time, the “Loan Agreement”), the Existing Loan Agreement was amended and restated.

WHEREAS, it is a condition to the effectiveness of the Loan Agreement that Guarantor execute and deliver this Guaranty for the benefit of the Finance Parties and, as such, Guarantor desires to amend and restate the Existing Guaranty in its entirety as set forth herein and Security Trustee and Agent desire to accept this Guaranty in lieu of the Existing Guaranty from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Guaranty, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that from and after the date hereof the terms and conditions of the Existing Guaranty are hereby superseded by the following terms and conditions:

Section 1. Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Loan Agreement. As used herein:

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“A&R Guaranty” shall have the meaning set forth in the Recitals.

“A&R Loan Agreement” shall have the meaning set forth in the Recitals.

“Affiliate” shall mean, in respect of any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto; provided, that any Person which owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other

Person) shall be deemed to control such corporation or other Person. Notwithstanding the forgoing, for all purposes hereunder, neither Blackrock, Guarantor nor any direct or indirect Subsidiary thereof shall be an “Affiliate” of Bank of America Corporation or any of its Subsidiaries (except Blackrock, Guarantor or any such direct or indirect Subsidiary thereof).

“Agent” shall have the meaning set forth in the Preamble.

“AHR Ireland” shall mean AHR Capital Limited a private limited company incorporated in Ireland with regulation number 3983571.

“AHR Ireland Property” shall have the meaning set forth in Section 9(z)(i).

“AHR Ireland Security Documents” shall have the meaning set forth in Section 9(z)(i).

“Anthracite Collateral Asset” shall have the meaning set forth in the Loan Agreement.

“Anthracite Party” shall mean Borrower, Guarantor and/or any of their respective Subsidiaries, together with their respective successors and assigns.

“Anthracite Restructuring Party” shall mean Borrower, Guarantor, Anthracite Secured Interest LLC, a Delaware limited liability company, AHR Capital BofA Limited, a private limited company incorporated in Ireland, Anthracite Capital BOFA Funding LLC, a Delaware limited liability company, Anthracite Funding, LLC, a Delaware limited liability company, and AHR Ireland, together with their respective successors and assigns.

“Asset” shall have the meaning set forth in the Loan Agreement.

“Asset Specific Loan Balance” shall have the meaning set forth in the Loan Agreement.

“Bankruptcy Code” shall have the meaning set forth in the Loan Agreement.

“BlackRock Credit Agreement” shall mean that certain Credit Agreement dated as of March 7, 2008, between the Guarantor and BlackRock Holdco 2, Inc.

“BlackRock” shall mean BlackRock Financial Management, Inc., a Delaware corporation.

“BlackRock Management Agreement” means that certain Amended and Restated Investment Advisory Agreement dated as of March 31, 2008, between BlackRock and Guarantor, as amended by that certain First Amendment and Extension dated as of March 11, 2009, between BlackRock and Guarantor.

“BoA Credit Agreement” shall mean that certain Credit Agreement dated as of March 17, 2006, by and among AHR Capital BofA Limited, as borrower, Guarantor, as borrower agent, and Bank of America, N.A., as lender, as amended, restated, supplemented or otherwise modified from time to time.

“BoA Finance Documents” shall have the meaning set forth in the Loan Agreement.

“BoA Repurchase Agreement” shall mean that certain Master Repurchase Agreement dated as of July 20, 2007, by and among Anthracite Capital BofA Funding LLC, as seller, Bank of America, N.A. and Banc of America Mortgage Capital Corporation, as buyers, and Bank of America, N.A., as buyer agent, as amended, restated, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the Recitals.

“Budget” shall have the meaning set forth in the Loan Agreement.

“Business Day” shall have the meaning set forth in the Loan Agreement.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guaranty, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Income” shall mean, for any period, the sum of Net Income and (a) depreciation and amortization; (b) Cash Interest Expense; (c) the net (gain) or loss on real estate held for sale; (d) the net (gain) or loss on securities; (e) income taxes; (f) GAAP earnings from equity investments; (g) loss on impairment of assets; (h) hedge cost write off; (i) management and incentive fees paid in form of the issuance of Guarantor’s common stock; (j) hedge ineffectiveness; (k) amortization of debt; (l) interest accretion (amortization); and (m) cash distributions from equity investments

“Cash Interest Expense” shall mean, for any period, total interest expense, both expensed and capitalized, of Guarantor and its consolidated Subsidiaries for such period with respect to the Total Indebtedness of Guarantor and its consolidated Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated cash basis for such period, and net of interest accretions, whether in favor or against, with respect to debt.

“Cash Management Account” shall have the meaning set forth in the Loan Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” shall have the meaning set forth in the Loan Agreement.

“Collateral Obligor” shall have the meaning set forth in the Loan Agreement.

“Custodial and Account Control Agreement” shall mean that certain Custodial and Account Control Agreement dated as of the date hereof, among Anthracite Secured Interest LLC, as pledgor, Bank of America, N.A., as collateral agent, and Bank of America, N.A., as custodian, as amended, restated, supplemented or otherwise modified from time to time.

“DB Finance Documents” shall have the meaning set forth in the Loan Agreement.

“DB Repurchase Agreement” shall mean that certain Master Repurchase Agreement dated as of December 23, 2004, by and between Anthracite Funding, LLC, as seller, and Deutsche Bank AG, as amended, restated, supplemented or otherwise modified from time to time.

“Debt Service Coverage Ratio” shall mean, for the period of time for which calculation is being made, the ratio of Cash Income to Cash Interest Expense.

“Default” shall have the meaning set forth in the Loan Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning set forth in the Loan Agreement.

“Exception” shall have the meaning set forth in the Custodial Agreement with respect to the Assets, and the Custodial and Account Control Agreement in the case of the Anthracite Collateral Assets (other than the Assets).

“Existing Guaranty” shall have the meaning set forth in the Recitals.

“Existing Loan Agreement” shall have the meaning set forth in the Recitals.

“Extension Criteria” shall mean, collectively (i) the “Extension Criteria,” as defined in the BoA Credit Agreement; (ii) the “Extension Criteria,” as defined in the BoA Repurchase Agreement; (iii) the “Extension Criteria,” as defined in the DB Repurchase Agreement; and (iv) the criteria set forth in Section 9.3 of the Loan Agreement.

“Facility Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Finance Party” and “Finance Parties” shall have the meaning set forth in the Preamble.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall have the meaning set forth in the Loan Agreement.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Obligations” shall have the meaning set forth in Section 2(a).

“Guarantor” shall have the meaning set forth in the Preamble.

“Guaranty” shall have the meaning set forth in the Preamble.

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person; (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (ix) Indebtedness of general partnerships of which such Person is a general partner.

“Independent Director” shall mean a director meeting the criteria for an “independent director” as set forth in NYSE, Inc., Listed Company Manual § 303(A) (or such successor regulation or standard); provided that, in addition, references to “the company” therein shall include BlackRock and its Affiliates.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and deferred charges (excluding the value of any residual securities and the value of any owned or purchased mortgage servicing rights).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof, among Deutsche Bank AG, Cayman Islands Branch, the Finance Parties, Bank of America, N.A., as lender under the BoA Credit Agreement, Banc of America Mortgage Capital Corporation and Bank of America, N.A., as buyer under the BoA Repurchase Agreement, and Bank of America, N.A., as collateral agent.

“Investment” shall mean in respect of any Person, any loan or advance to such Person, any purchase or other acquisition of any equity or beneficial interest of such Person, any capital contribution to such Person or any other investment or interest in such Person.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” shall have the meaning set forth in the Recitals.

“Loan Documents” shall mean the Loan Agreement and all documents and agreements executed by Borrower, Guarantor and/or any of their respective Affiliates at any time in connection with the Loan Agreement together with any and all amendments, modifications, restatements or replacements thereto, including without limitation, the Transaction Documents (as defined in the Loan Agreement).

“Material Adverse Effect” shall have the meaning set forth in the Loan Agreement.

“Net Income” shall mean, for any period, the net income of Guarantor and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Operating Earnings” shall mean total interest income in accordance with GAAP less interest expense, general and administrative expense and management fees, exclusive of any net income and net losses attributable to Carbon Capital I, Inc. or Carbon Capital II, Inc.

“Organizational Documents” shall mean, with respect to a Person that is not a natural person, a certificate of incorporation, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement, operating agreement, declaration of trust, trust agreement and any certificates evidencing ownership in any Person, and all amendments or modifications of any of the foregoing, and all other agreements, instruments and/or other organizational or governing documents of or relating to such Person.

“Original Agent” shall have the meaning set forth in the Recitals.

“Original Guaranty” shall have the meaning set forth in the Recitals.

“Original Loan Agreement” shall have the meaning set forth in the Recitals.

“Paydown Targets” shall mean the quarterly paydown targets in respect of each Secured Creditor, as specified in (i) Section 2.06(f) and Schedule 2.06(f) of the BOA Credit Agreement; (ii) Section 3.14 and Exhibit XI of the BOA Repurchase Agreement; (iii) the definition of the term “Paydown Targets” in the DB Repurchase Agreement and Exhibit C of the DB Repurchase Agreement; and (iv) Schedule 18 of the MS Loan Agreement.

“Permitted Blackrock Payments” shall mean any of the following:

(i)	the payment of interest by Guarantor under the Blackrock Credit Agreement; so long as (i) such payments are made solely from cash flow from Guarantor’s investment in Carbon Capital II, Inc.; and (ii) no Default has occurred and is continuing; provided that, BlackRock Holdco 2, Inc. may accept the collateral securing the obligations under the Blackrock Credit Agreement in full satisfaction thereof;

(ii)	payments made by issuers of collateralized debt obligations and other third parties (excluding Guarantor and/or any other Anthracite Party) directly to BlackRock in respect of administrative, accounting and service fees pursuant to the existing agreements for said services; and

(iii)	payments to BlackRock pursuant to the Budget.

“Permitted CDO Acquisition” shall mean an investment made by an issuer of a collateralized debt obligation in any transaction or series of transactions (i) made using cash of such issuer not permitted to be released to its equity holders; and (ii) not resulting in a reduction of such issuer’s free cash flow from the amount of free cash flow that existed immediately prior to such transaction or transactions.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Reserved Matter” shall mean any modification to the contractual relations between a Secured Creditor and any Anthracite Party which does or could:

(i)	cause the date on which a payment is due from that Anthracite Party to fall sooner than agreed;

(ii)	increase the overall amount which that Anthracite Party is or will be obliged to pay over the life of those contractual relations or increase the amount of principal, interest fees or other amounts payable under those contractual relations or change the basis on which such amounts are calculated;

(iii)	change the Paydown Targets;

(iv)	change the way in which funds paid by that Anthracite Party are to be applied to amounts payable by that Anthracite Party;

(v)	change the currency in which amounts due are payable;

(vi)	change the conditions of disposing of any interest in an asset of that Anthracite Party;

(vii)	change the ability of that Anthracite Party to agree to modify agreements between it and any of its debtors or other obligors;

(viii)	change way in which amounts payable to that Anthracite Party are to be applied;

(ix)	change the Extension Criteria;

(x)	postpone, release or modify any obligation of that Anthracite Party to provide information, meet financial performance thresholds, not incur further Indebtedness or not grant new security;

(xi)	effect a change to the Secured Creditors or the Anthracite Parties;

(xii)	change any consent mechanism;

(xiii)	vary the nature, scope or terms of any guarantee and indemnity; or

(xiv)	have a material adverse effect on the ability of the Anthracite Parties to fully and timely perform any of their obligations under any of the Loan Documents or any other Secured Creditor’s rights under its respective Facility Documents.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, chairman of the board, president, executive vice president or vice president of such Person.

“Restrictive Covenant” has the meaning set forth in Section 9(n).

“Release Price” has the meaning set forth in the Loan Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Second A&R Loan Agreement” shall have the meaning set forth in the Recitals.

“Second Deferred Restructuring Fee” shall have the meaning set forth in the Loan Agreement.

“Secured Creditor” or “Secured Creditors” shall have the meaning set forth in the Intercreditor Agreement.

“Security Trustee” shall have the meaning set forth in the Preamble.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, as of a particular date, all amounts which would be included under stockholder’s equity on a consolidated balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less (i) amounts owing to Guarantor or any consolidated Subsidiary from Affiliates; and (ii) Intangible Assets on the consolidated balance sheet of Guarantor.

“Termination Date” shall have the meaning set forth in the Loan Agreement.

“Third A&R Loan Agreement” shall have the meaning set forth in the Recitals.

“Transfer Agreement” shall have the meaning set forth in Section 8(q).

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Guarantor and its consolidated Subsidiaries (excluding non-recourse Indebtedness) during such period.

Section 2. Guaranty.

(a) Guarantor hereby unconditionally and irrevocably guarantees to the Finance Parties the due and punctual payment and performance when due, whether at the stated due date, by acceleration or otherwise, of any and all monetary and non-monetary obligations, indemnities, liabilities, Indebtedness and other amounts of every kind arising out of the Loan Documents (other than the payment of the Second Deferred Restructuring Fee), all amounts in respect to indemnities provided for in the Loan Documents, and all damages provided for in the Loan Documents, in respect of a failure or refusal by any Anthracite Party to make any such payment or performance, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to the Finance Parties (all the foregoing obligations and undertakings (irrespective of the application of the limited recourse language in Section 39 of the Loan Agreement or clauses of similar import in the other Loan Documents) collectively referred to hereinafter as the “Guaranteed Obligations”).

(b) This Guaranty is an absolute and unconditional guaranty of payment and performance when due under the Loan Documents and not of collection of any Indebtedness contained in or arising under the Loan Documents. Guarantor’s liability under this Guaranty is primary and not secondary. This Guaranty is in no way conditioned upon any attempt to collect from any Anthracite Party or upon any other event or contingency, and shall be binding upon and enforceable against Guarantor without regard to the validity or enforceability of the Loan Documents, or of any term thereof. If for any reason any Anthracite Party shall fail or be unable duly and punctually to pay any such amount when due under the Loan Documents, Guarantor will forthwith pay, if not already paid by such Anthracite Party, the same immediately upon written demand.

(c) In case any of the Loan Documents shall be terminated as a result of the rejection thereof by any trustee, receiver, examiner, liquidator or liquidating agent of an Anthracite Party or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution, examinership, winding-up or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if such agreement had not been so rejected. Guarantor agrees that this Guaranty shall continue to be effective or shall be, reinstated, as the case may be, if at any time payment to any Finance Party of the Guaranteed Obligations or any part thereof is rescinded or must otherwise be returned by such Finance Party upon the insolvency, bankruptcy, examinership, liquidation, winding-up or reorganization of an Anthracite Party, or otherwise, as though such payment to such Finance Party had not been made.

(d) Without duplication of the Guaranteed Obligations, Guarantor shall pay on demand all reasonable costs, expenses and damages incurred by any of the Finance Parties (including, without limitation, attorneys’ fees and disbursements) in connection with the enforcement of the obligations of Guarantor under this Guaranty and any of the Facility Documents.

Section 3. Obligations Unconditional. Guarantor hereby agrees that its obligations under this Guaranty shall be continuing and unlimited, shall not be subject to any non-compulsory counterclaim, set-off, deduction or defense (other than payment) based upon any claim Guarantor may have against the Finance Parties or Borrower or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition (whether or not Guarantor shall have any knowledge or notice thereof) whatsoever that might constitute a legal or equitable discharge or defense, and shall be unconditional, irrespective of:

(a) the validity, enforceability, avoidance, novation or subordination of any of the Guaranteed Obligations, the Loan Documents, this Guaranty, or any other document relating thereto;

(b) the absence of any attempt by, or on behalf of, any Finance Party to collect, or to take any other action to enforce, all or any part of the Guaranteed Obligations, whether from or against Borrower, Guarantor, or any other Person;

(c) the election of any remedy by, or on behalf of, any Finance Party with respect to all or any part of the Guaranteed Obligations;

(d) the waiver, rescission, compromise, acceleration, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Finance Party with respect to, or the amendment or modification of, or any release of any party from, any of the terms and provisions of, any provision of the Loan Documents or any related document;

(e) the failure of any Finance Party to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral, if any, for the Guaranteed Obligations;

(f) the election by, or on behalf of, any Finance Party, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(g) the disallowance, under Section 502 of the Bankruptcy Code or any other applicable law, of all or any portion of the claims of any Finance Party for repayment of all or any part of the Guaranteed Obligations or any expenses associated therewith;

(h) the failure of any Finance Party to assert any claim or demand or to enforce any right or remedy against Borrower or any other Person under the provisions of the Loan Documents or any related document or other agreement or otherwise;

(i) any change in respect of any Anthracite Party, including, without limitation, as a result of any sale of assets, merger, consolidation, dissolution, liquidation, recapitalization, or other change of legal form or status, whether or not permitted under the Loan Documents;

(j) the release, exchange, waiver or foreclosure of any security held by any Finance Party for any of the Guaranteed Obligations or the invalidity or nonperfection of any security interest securing the Guaranteed Obligations or this Guaranty, or any other defect of any kind pertaining to the Guaranteed Obligations or any guaranty or collateral security in respect thereof;

(k) the release or substitution of Borrower, Guarantor or any other Anthracite Party;

(l) any other circumstance that might otherwise, but for this specific agreement of Guarantor to the contrary, result in a discharge of or the exoneration of Guarantor hereunder, at law or in equity, it being the intent of the parties hereto that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances; or

(m) any reduction occurring in, or other arrangement being made relating to the Guaranteed Obligations as a result of any compromise, scheme of arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act 1990, as amended, of the Republic of Ireland or any analogous provisions or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any jurisdiction relevant to Borrower or over all or a substantial part of the assets of Borrower, and Guarantor hereby agrees with and acknowledges to the Finance Parties that the amount recoverable by the Finance Parties from Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by the Finance Parties from Borrower in respect of the Guaranteed Obligations had no such compromise, scheme of arrangement or composition or event as aforesaid been entered into.

Section 4. Enforcement. The Finance Parties may proceed directly against Guarantor to collect and recover the full amount (or any portion) of the Guaranteed Obligations, without first proceeding against Borrower or any other Person, or against any security or collateral for the Guaranteed Obligations.

Section 5. Waivers.

(a) Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership, liquidation, dissolution, examinership, winding-up or similar proceedings or bankruptcy of any Anthracite Party, protest or notice (except any applicable notices required to be given to Borrower under the Loan Documents) with respect to the Guaranteed Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance (except any applicable notices required to be given under the Loan Documents), protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and all other demands (except any applicable demands required to be given under the Loan Documents) whatsoever (and shall not require that the same be made on any Anthracite Party as a condition precedent to the obligations of Guarantor hereunder, except as required by the Loan Documents), and covenants that this Guaranty will not be discharged, except by complete payment (in cash) of the Guaranteed Obligations and any other obligations contained herein and the termination of the Loan Documents. Guarantor further waives all notices of the existence, creation or incurring of new or additional Indebtedness, arising from loans extended to Borrower or any other Person under the Loan Documents.

(b) The Finance Parties are hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Guaranteed Obligations, or to otherwise modify, amend or change the terms of the Loan Documents to which any Finance Party is a party or any other related document; (ii) to accept partial payments on all or any part of the Guaranteed Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Guaranteed Obligations, this Guaranty, or any other guaranties of all or any part of the Guaranteed Obligations or other liabilities of Guarantor or Borrower; (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (vi) to settle, release, exchange, enforce, waive, compromise, collect or otherwise liquidate all or any part of the Guaranteed Obligations, and any security or collateral for the Guaranteed Obligations. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of Guarantor hereunder.

(c) In recognition of the risks associated with the Finance Parties execution of the Loan Documents and in consideration of the waivers of certain rights of the Finance Parties contained in such amendments, including without limitation, margin payments and the minimum liquidity covenant, Guarantor agrees that in the event that any Anthracite Party becomes subject to any bankruptcy or insolvency proceedings, the Finance Parties shall be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Finance Parties as provided in the Loan Documents, and as otherwise provided by law, and Guarantor, on its behalf and on behalf of the other Anthracite Parties, hereby waives the benefit of such automatic stay and agrees not to raise any objection to such relief.

Section 6. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable, any Finance Party may, without notice to Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (i) any Indebtedness due or to become due from any Finance Party or any of their respective Affiliates to Guarantor, and (ii) any moneys, credits or other property belonging to Guarantor at any time held by or coming into the possession of any Finance Party or any of their respective Affiliates.

Section 7. Financial Information. Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations (or any part thereof) that diligent inquiry would reveal, and Guarantor hereby agrees that the Finance Parties shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

Section 8. Representations and Warranties. Guarantor hereby represents and warrants to the Finance Parties that as of the date hereof and throughout the term of this Guaranty:

(a) Legal Name. The exact legal name of Guarantor is Anthracite Capital, Inc. and except as disclosed in Guarantor’s public filings with the SEC, Guarantor has not used any previous names, assumed names or trade names.

(b) Existence. Guarantor (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has all requisite power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on its Property, business or financial condition or prospects; and (iii) is qualified to do business, validly existing and is, to the extent determinable, in good standing, in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its business, operations, Property, condition (financial or otherwise) or prospects.

(c) Guarantor Information. All information furnished to any Finance Party regarding the assets and liabilities of Guarantor and its consolidated Subsidiaries, if any, is true, correct and complete in all material respects and remains unmodified in any material respect.

(d) Action.

(i) Guarantor has all necessary power, authority and legal right to execute, deliver and perform its obligations under this Guaranty; the execution, delivery and performance by Guarantor has been duly authorized by all necessary action on its part; and this Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as enforceability may be limited or varied by bankruptcy, insolvency, reorganization, liquidation or other similar laws of general application relating to enforcement of the rights of a creditor and by general equitable principals.

(ii) Each Anthracite Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Loan Documents to which it is a party; the execution, delivery and performance by each Anthracite Party has been duly authorized by all necessary action on its part; and each Loan Document has been duly and validly executed and delivered by the applicable Anthracite Party and constitutes a legal, valid and binding obligation of such Anthracite Party, enforceable against such Anthracite Party in accordance with its terms except as enforceability may be limited or varied by bankruptcy, insolvency, reorganization, liquidation or other similar laws of general application relating to enforcement of the rights of a creditor and by general equitable principals.

(e) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting any Anthracite Party or affecting any of their respective Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against any Anthracite Party in an aggregate amount greater than One Million Dollars

($1,000,000) (or the Dollar equivalent thereof (at the then current spot rate)), (iii) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect in the case of Borrower and Guarantor, or, to the best of Guarantor’s knowledge, a material adverse effect on the business, operations, Property, condition (financial or otherwise) or prospects of any other Anthracite Party, or (iv) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder which filing has not been made.

(f) No Breach.

(i) The execution and delivery of this Guaranty does not and will not conflict with or result in a breach of the articles of incorporation or by-laws (or equivalent documents) of Guarantor or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any other material agreement or instrument to which Guarantor is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of Guarantor pursuant to the terms of any such agreement or instrument.

(ii) The execution and delivery of each of the Loan Documents does not and will not conflict with or result in a breach of the articles of incorporation or by-laws (or equivalent documents) of the Anthracite Parties party thereto or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any other material agreement or instrument to which an Anthracite Party is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of an Anthracite Party pursuant to the terms of any such agreement or instrument (other than the Loan Documents).

(g) Approvals.

(i) No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Guarantor under this Guaranty for the legality, validity or enforceability hereof.

(ii) No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by an Anthracite Party under any of the Loan Documents for the legality, validity or enforceability hereof.

(h) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Anthracite Party to any Finance Party in connection with the negotiation, preparation or delivery of this Guaranty and the Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, (i) do not contain any untrue statement of material fact and (ii) contain all statements of material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, true. All written information furnished after the date hereof by or on behalf of any Anthracite Party to any Finance Party in connection with this Guaranty or the other Loan Documents and the transactions contemplated hereby and thereby, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the actual knowledge of a Responsible Officer of Guarantor, after due inquiry, that could reasonably be expected to have a Material Adverse Effect in the case of Borrower and Guarantor or, to the best of Guarantor’s knowledge, a material adverse effect on the business, operations, Property, condition (financial or otherwise) or prospects of any other Anthracite Party that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Finance Parties for use in connection with the transactions contemplated hereby.

(i) Chief Executive Office; Jurisdiction of Organization. Guarantor’s chief executive office is 40 East 52nd Street, New York, NY 10022. Guarantor’s jurisdiction of organization is Maryland.

(j) Location of Books and Records. The location where Guarantor keeps its books and records, including all computer tapes and records relating to each Anthracite Collateral Asset and its Property, is its chief executive office.

(k) Regulatory Status. No Anthracite Party is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(l) Subsidiaries. The structure chart attached hereto as Exhibit B sets forth all of the Subsidiaries of Guarantor.

(m) Taxes. The Anthracite Parties have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Anthracite Parties in respect of taxes and other governmental charges are, in the reasonable opinion of Guarantor, adequate.

(n) No Default under Other Agreements. No event or circumstance is outstanding which constitutes a default under any agreement or instrument which is binding on any Anthracite Party or to which any of their respective assets are subject which might have a Material Adverse Effect in the case of Borrower and Guarantor, or, to the best of Guarantor’s knowledge, a material adverse effect on the business, operations, Property, condition (financial or otherwise) or prospects of any other Anthracite Party.

(o) Business Affairs.

(i) The business and affairs of each Anthracite Party has at all times been, and will at all times be, managed, controlled and conducted in its own name as an identifiable business, separate, independent and identifiable from the business of any other person;

(ii) The records, books, accounts and minutes of each Anthracite Party have at all times been, and will continue at all future times to be, maintained separate and distinct from those of any other Person;

(iii) The assets and liabilities and the funds of each Anthracite Party have at all times been, and will continue at all future times to be, kept separate and distinct from any other Person; and each Anthracite Party has received, deposited, withdrawn, paid and disbursed, and will at all future times receive, deposit, withdraw, pay and disburse, all monies, funds and receivables in the ordinary course of its business and in a manner separate and distinct from any other Person; and

(iv) All dealings and transactions of each Anthracite Party with all other Persons have at all times been and will continue at all times to be at arms-length.

(p) ERISA. No Anthracite Party has established any pension plan for employees which would cause an Anthracite Party to be subject to ERISA.

(q) Transfer Agreement. In connection with that certain Transfer Agreement dated as of December 31, 2008 (the “Transfer Agreement”), among AHR Ireland, Guarantor and Borrower, Guarantor represents and warrants to the Finance Parties that:

(i) After giving effect to the transactions contemplated in the Transfer Agreement and this Guaranty, the fair saleable value of Guarantor’s assets exceeds Guarantor’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities;

(ii) All of the recitals contained in the Transfer Agreement are true and correct; and

(iii) Guarantor has not taken any corporate action, and Guarantor has no knowledge of any steps or legal proceedings having been started by any other Person, for Guarantor’s winding-up, dissolution, administration or re-organization (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, examiner, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets.

(r) Additional Collateral.

(i) On the date hereof, pursuant to certain of the Loan Documents, Guarantor and the other the Anthracite Parties (other than AHR Ireland) have granted to Collateral Agent, for the benefit of the Secured Creditors, a first priority perfected security interest in all Property of the Guarantor and the other Anthracite Parties (other than AHR Ireland) that was not subject to a Lien prior to the date hereof, other than any such Property having an aggregate fair market value at any one time not exceeding Two Hundred Fifty Thousand Dollars ($250,000) (or the Dollar equivalent thereof (at the then current spot rate)).

(ii) On or about the date hereof, pursuant to certain of the Loan Documents, certain of the Anthracite Restructuring Parties will have granted to Collateral Agent, for the benefit of the Secured Creditors, a second priority perfected security interest in all Anthracite Collateral Assets and other Property related thereto.

Section 9. Covenants of Guarantor. Guarantor covenants and agrees with the Finance Parties that, until payment in full of all Guaranteed Obligations:

(a) Financial Statements, Reports, etc. Guarantor shall deliver to the Finance Parties:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

(iii) upon any Finance Party’s request (A) such other information regarding the operation of any Anthracite Collateral Asset and/or all Property or of the Anthracite Parties, or the financial condition, operations, compliance with the Loan Documents or business of the Anthracite Parties as may be requested by any Finance Party, including all business plans prepared by or for any Anthracite Party. Such reporting will include without limitation, details of the cash accounts of each Anthracite Party at the end of each month a schedule of their respective unfunded commitments; (B) a copy of any financial or other report any Anthracite Party shall receive from any Collateral Obligor with respect to any of its Property (including, any Anthracite Collateral Asset) within 15 days after an Anthracite Party’s receipt thereof; and (C) certified copies of the Facility Documents;

(iv) no later than 30 days after the end of each calendar month (A) a balance sheet and a schedule of assets of each Anthracite Party with an unaudited non-GAAP statement of cash flows; and (B) collateral asset level performance reports of each asset owned by an Anthracite Party (such reports to include, without limitation, information regarding the asset level performance of each Anthracite Collateral Asset);

(v) Guarantor will furnish to the Finance Parties, at the time it furnishes each set of financial statements pursuant to this Section 9(a), a certificate of a Responsible Officer of Guarantor (A) stating that, to the best of such Responsible Officer’s knowledge, Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate (and, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto); and (B) showing in detail the calculations supporting such Responsible Officer’s certification of Guarantor’s compliance with the requirements of Sections 9(g), 9(h) 9(i), 9(j) and (k) in the form attached hereto as Exhibit A.

(b) Existence, etc. Guarantor shall, and shall cause each Anthracite Party, to:

(i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its business, operations, Property, condition (financial or otherwise) or prospects.

(iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv) with respect to Guarantor only, not move its chief executive office from the address referred to in Section 8(i) hereof unless it shall have provided the Finance Parties ten (10) days’ prior written notice of such change;

(v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi) permit representatives of the Finance Parties, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by any Finance Party.

(c) Prohibition of Fundamental Changes. Guarantor shall not, and shall not permit any Anthracite Party to, wind up, liquidate, or dissolve its affairs (or suffer any liquidation, winding up or dissolution) or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its Property, or change its state of formation or entity status, without the Finance Parties’ prior written consent in their sole discretion.

(d) Notices. Guarantor shall give notice to the Finance Parties promptly upon receipt or knowledge of:

(i) the occurrence of any Default;

(ii) any proposed amendment, waiver, modification, requests for payment, notice of acceleration or any other communication or notice regarding the payment terms under any Facility Document or any other Indebtedness of any Anthracite Party (other than any such item sent by a Finance Party);

(iii) any notice filed any Anthracite Party with the SEC or any other Governmental Authority;

(iv) all litigation, actions suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Anthracite Party before any Governmental Authority that (A) questions or challenges the validity or enforceability of any Loan Documents or Facility Documents or any action to be taken in connection with the transactions contemplated thereby, (B) makes a claim or claims against one or more Anthracite Parties in an aggregate amount greater than One Million Dollars ($1,000,000) (or the Dollar equivalent thereof (at the then current spot rate)), (C) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect in the case of Borrower and Guarantor or a material adverse effect on the business, operations, Property, condition (financial or otherwise) or prospects of any other Anthracite Party, or (D) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder which filing has not been made.

(v) any default or event of default under any contractual obligation of any Anthracite Party which if not cured could result in liability in excess of One Million Dollars ($1,000,000) (or the Dollar equivalent thereof (at the then current spot rate)) or have a material adverse effect on the business, operations, Property, condition (financial or otherwise) or prospects of such Anthracite Party; or

(vi) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of any Anthracite Party.

All notices provided under this Section 9(d) shall be accompanied by a certificate from a Responsible Officer of Guarantor describing the occurrence referred to in the notice in reasonable detail and describing the action Guarantor and/or the Anthracite Parties have taken or propose to take with respect thereto.

(e) Limitation on Liens; Anthracite Collateral Assets.

(i) Guarantor will, and will cause each Anthracite Party to, defend each Anthracite Collateral Asset and its Property against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to any of its Property or any Anthracite Collateral Asset, other than the security interests created under the Facility Documents, and Guarantor will, and will cause each Anthracite Party to, defend the right, title and interest of the Finance Parties in and to any Anthracite Collateral Asset and any of its Property against the claims and demands of all Persons whomsoever.

(ii) Guarantor shall, and shall cause each Anthracite Party to, promptly remove any material Exceptions.

(f) REIT Qualification; Limitation on Distributions.

(i) Guarantor shall maintain its status as a Person qualifying for treatment as a REIT.

(ii) Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution, either directly or indirectly, whether in cash or property or in obligations of Guarantor (other than the minimum required to maintain its status as a Person qualifying for treatment as a REIT; provided that in making any such distributions to maintain its qualification for treatment as a REIT, Guarantor shall distribute its equity and distribute cash only in an amount necessary to cause such distribution to be a taxable stock dividend as provided under Revenue Procedure 2009-15 or as otherwise advised by its counsel and consented to by the Finance Parties).

(g) Maintenance Tangible Net Worth. At the end of any fiscal quarter, Guarantor shall not have a Tangible Net Worth less than the sum of Four Hundred Million Dollars ($400,000,000) and seventy-five percent (75%) of any equity offering proceeds accepted by Guarantor from and after the date of this Agreement.

(h) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor’s ratio of Total Indebtedness to Tangible Net Worth shall not at any time be greater than 2.5:1.

(i) Operating Earnings. Guarantor’s Operating Earnings shall not be less than:

(i) $15,163,000 for the fiscal quarter ending on June 30, 2009;

(ii) $14,931,000 for the fiscal quarter ending on September 30, 2009; and

(iii) $15,288,000 for the fiscal quarters ending on December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(j) Changes in Tangible Net Worth. At the end of any fiscal quarter, Guarantor’s Tangible Net Worth (which shall exclude any decrease in Tangible Net Worth resulting from a decrease in the value of the assets owned by either Carbon Capital I, Inc. or Carbon Capital II, Inc.) shall not have decreased by (i) twenty percent (20%) or more from Guarantor’s Tangible Net Worth as of the last Business Day of the third (3rd) month preceding such date; or (ii) forty percent (40%) or more from Guarantor’s Tangible Net Worth as of the last Business Day of the twelfth (12th) month preceding such date; provided, however, that any decrease in the value of the assets in excess of an aggregate amount of $1,482,514.80 (with respect to the asset owned by Carbon Capital I, Inc.) and an aggregate amount of $100,000,000 (with respect to the asset owned by Carbon Capital II, Inc.) shall not be excluded in the calculation of Tangible Net Worth.

(k) Debt Service Coverage Ratio. Guarantor’s Debt Service Coverage Ratio for any fiscal quarter shall not be less than 1.4:1.

(l) ERISA. Guarantor shall not establish any pension plan for employees which would cause Guarantor to be subject to ERISA.

(m) Required Filings. Guarantor shall promptly provide the Finance Parties with copies of all documents which Guarantor or any Affiliate of Guarantor is required to file with the SEC in accordance with the 1934 Act or any rules thereunder or otherwise distributed to its shareholders.

(n) Additional or More Restrictive Covenants.

(i) Guarantor, has not, and shall not make, modify, amend or supplement any covenant to any other Person (A) that is more restrictive on Guarantor as those set forth in this Guaranty; and/or (B) that relate to Guarantor’s assets, liabilities, income, net worth, liquidity, profitability and/or with respect to ratios relating to any of the foregoing and/or the occurrence of a material adverse effect; unless Guarantor has notified the Finance Parties thereof and has executed an amendment to this Guaranty in a form acceptable to the Finance Parties whereby Guarantor has made the same (or substantially the same) covenant(s) (each, a “Restrictive Covenant”) to the Finance Parties, which Restrictive Covenant(s) shall be in addition to (and not in lieu of) Guarantor’s covenants and obligations under this Guaranty. In connection therewith, the Finance Parties may, in their sole discretion, request that Guarantor deliver an opinion of counsel with respect to such amendment, which opinion shall be acceptable to the Finance Parties in their sole discretion. Such amendment shall provide that: (1) Guarantor shall promptly notify the Finance Parties (together with evidence reasonably satisfactory to the Finance Parties) if compliance with any of the Restrictive Covenants is waived by the beneficiary thereof, and, in such event, for so long as such waiver is in effect, a breach of such Restrictive Covenant shall not constitute a default under this Guaranty (provided that none of the other covenants in this Guaranty are breached), and (2) prior to Guarantor entering into any modification, supplement or amendment of a Restrictive Covenant made in favor of any Person, Guarantor shall have executed a further amendment to this Guaranty in a form acceptable to the Finance Parties whereby the applicable Restrictive Covenant shall be modified, supplemented or amended. In connection therewith, the Finance Parties may, in their sole discretion, request that Guarantor deliver an opinion of counsel with respect to such amendment, which opinion shall be acceptable to the Finance Parties in their sole discretion.

(ii) Guarantor agrees that with respect to any financing agreement (including, but not limited to, a credit agreement or a repurchase agreement) or guaranty which the Guarantor enters into and delivers after the date hereof which contains financial covenants that are applicable to Guarantor (but are not Restrictive Covenants), Guarantor shall deliver a certified copy of such agreement or guaranty to the Finance Parties.

(o) DB Finance Documents and BoA Finance Documents.

(i) Guarantor shall not, and shall not permit any other Anthracite Party to make any payment to the lenders under the DB Finance Documents or the BoA Finance Documents other than (A) payments expressly required to be paid to avoid the occurrence of an “event of default;” (B) payments expressly required to be paid pursuant to the Custodial and Account Control Agreement; and (C) payments on account of a demand under the relevant guaranty occasioned by a default or acceleration of the underlying obligations;

(ii) Guarantor shall, and shall cause each other Anthracite Party to, strictly comply with the covenants and obligations of Guarantor and each applicable Anthracite Party contained in the Facility Documents; and

(iii) without the prior written consent of the Finance Parties, Guarantor shall not, and shall not permit any other Anthracite Party to, execute any amendment, restatement, supplement or other modification to the DB Finance Documents or the BoA Finance Documents to the extent that such amendment, restatement, supplement or other modification relates in any way to a Reserved Matter.

(p) Covenants Against Payments. Guarantor shall not, and shall not permit any other Anthracite Party to:

(i) enter into any arrangement for the payment (whether in cash, securities or property) of any management, advisory, incentive or other amount to BlackRock and/or any Subsidiary or Affiliate thereof;

(ii) make any payment (whether in cash, securities or property) to BlackRock on account of Indebtedness or otherwise except for:

(A) payment of management and advisory fees pursuant to the BlackRock Management Agreement which amounts shall only be paid in distributions of equity of Guarantor, so long as such distributions are made with the unanimous written consent of the Independent Directors of Guarantor (other than cash payments on account thereof made pursuant to the Custodial and Account Control Agreement); provided, that no such fees may be paid in any form (but may accrue) during the continuance of an Event of Default; and

(B) Permitted Blackrock Payments.

(q) Covenants Against New Indebtedness. Guarantor shall not, and shall not permit any other Anthracite Party to (A) increase any payment amount due on, increase the applicable interest rate applied to, nor accelerate any obligation under any existing Indebtedness; or (B) create, incur, assume or suffer to exist any Indebtedness, other than:

(i) Indebtedness outstanding pursuant to the Facility Documents;

(ii) unsecured trade payables, in an aggregate amount not to exceed the amounts set forth therefor in the Budget;

(iii) Indebtedness outstanding as of the date hereof other than the Indebtedness described in Section 9(q)(i);

(iv) any refinancings, refundings, renewals or extensions of any Indebtedness outstanding described in Section 9(q)(i) hereof; provided (1) the amount of Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension; provided further that if such new Indebtedness is secured by a pledge of a released Anthracite Collateral Asset, the amount of Indebtedness may be in an amount up to 125% of the allocated loan amounts or release price (less price differential), as applicable, for such Anthracite Collateral Asset (which shall equal 125% of the Asset Specific Loan Balance in the case of any Asset); (2) such new Indebtedness shall not have a final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended; (3) the applicable Secured Creditor receives all proceeds of such refinancing, less any approved expenses; (4) such new Indebtedness is not incurred by any Anthracite Restructuring Party; (5) the terms of such new Indebtedness shall provide that an Event of Default shall not constitute a default or acceleration event under such new Indebtedness; (6) to the extent such new Indebtedness includes the pledge of any Asset, the Finance Parties are paid the applicable Release Price and all other conditions for the release of such Asset have been satisfied; (7) to the extent that such new Indebtedness includes the pledge of any Anthracite Collateral Asset (other than an Asset), all conditions for the release of such asset have been satisfied; (8) the terms of such new Indebtedness shall have representations and warranties, covenants, defaults and events of default which are not materially more restrictive, when taken as a whole, than the applicable representations and warranties, covenants, defaults and events of default in any of the Loan Documents or Facility Documents; (9) such new Indebtedness shall not be recourse except to the extent that such new Indebtedness replaces existing recourse Indebtedness and is not secured by or otherwise recourse to any Anthracite Collateral Asset or any of the other collateral then securing the Anthracite Parties’ obligations under the Loan Documents and the Facility Documents (including, without limitation, any Anthracite Collateral Asset); (10) if such new Indebtedness is secured by a pledge of a released Anthracite Collateral Asset, such new Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, refunded, renewed or extended; and (11) such new Indebtedness is provided by a Person other than BlackRock, any Anthracite Party and/or any of their respective Affiliates and/or Subsidiaries.

(v) any refinancings, refundings, renewals or extensions of the Indebtedness described in Section 9(q)(iii) hereof; provided such new Indebtedness (1) shall not have scheduled payments in amounts greater than the payments due for such period pursuant to the Indebtedness that is being refinanced, refunded or extended through the period ending on the later of (x) three (3) years from the date hereof; and (y) the Termination Date, (2) shall not have a greater interest rate (inclusive of origination fees, exit fees and other fees) than the Indebtedness being refinanced, refunded, renewed or extended; (3) shall not be for a shorter term than the Indebtedness being refinanced, refunded, renewed or extended; (4) the net proceeds of such refinancing, refund, renewal or extension are deposited into the Cash Management Account for application in accordance with the Custodial and Account Control Agreement; (5) such new Indebtedness is not incurred by any Anthracite Restructuring Party (other than Guarantor); (6) the terms of such new Indebtedness shall provide that an Event of Default shall not constitute a default or acceleration event under such new Indebtedness; (7) the terms of such new Indebtedness shall have representations and warranties, covenants, defaults and events of default which are not materially more restrictive, when taken as a whole, than the applicable representations and warranties, covenants, defaults and events of default in any of the Loan Documents or Facility Documents; and (8) such new Indebtedness shall be unsecured; or

(vi) any other Indebtedness incurred with the consent of the Finance Parties on terms acceptable to them in their sole discretion.

(r) Covenants Against Restructuring of Unsecured Indebtedness. Without limiting anything contained in Section 9(q), Guarantor shall not, and shall not permit any other Anthracite Party to:

(i) restructure any or all of its unsecured Indebtedness in a manner that would increase any amount payable thereunder for the period ending on the later of (A) three (3) years from the date hereof; and (B) the Termination Date; or

(ii) pay or incur any fee, premium, penalty, additional Indebtedness or other amount to a creditor in connection with a restructuring of unsecured Indebtedness unless the savings to the applicable Anthracite Party associated with the restructuring of such unsecured Indebtedness through the Original Termination Date exceeds an amount equal to the product obtained by multiplying four (4) by any such fee, premium, penalty, additional Indebtedness or other amount.

(s) Payment Default on Unsecured Indebtedness. In the event that any Anthracite Party fails to make any payment of principal or interest on any of its unsecured Indebtedness when due, Guarantor shall (i) immediately notify the Finance Parties and consult with the Finance Parties prior to taking any action with respect thereto, and (ii) prior to the expiration of any grace period applicable to such default, Guarantor shall, or shall cause such other Anthracite Party to, either (A) obtain a forbearance or enter into a definitive restructuring with the holder of such Indebtedness on terms approved by the Finance Parties in their sole discretion, or (B) promptly cure such default.

(t) Protective Payments. Guarantor shall not make, nor permit any other Anthracite Party to make, any asset level protective advances, cure payments or any other protective payments (with such payments to include, without limitation, third-party out-of-pocket expenses, including attorneys fees, UCC search fees, and any other expenses associated with collection) except that any such protective payment may be paid out of any unused amounts in the contingency reserve as set forth in the Budget which has been approved by the Finance Parties in their sole discretion.

(u) Corporate Amendments. Guarantor shall not, and shall not permit any other Anthracite Party to, amend, restate, supplement or otherwise modify its or their Organizational Documents, without the prior written consent of the Finance Parties in their sole discretion.

(v) Independent Directors. Guarantor shall at all times cause there to be not more than seven (7) members of its board of directors of which at least one duly appointed member of its board of directors shall be an Independent Director.

(w) Bankruptcy. At all times Guarantor’s Organizational Documents shall provide that the consent of all Independent Directors of Guarantor shall required for Guarantor or any Anthracite Party to:

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i);

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor or for a substantial part of its assets;

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) make a general assignment for the benefit of creditors; or

(vi) take any action for the purpose of effecting any of the foregoing.

(x) Limitation on Investments; Additional Collateral.

(i) Neither Guarantor nor any Anthracite Party shall (A) own or hold any other substantial Property or assets, Anthracite Collateral Assets and assets that may be acquired in any foreclosure on, or other realization of collateral from, any of the foregoing, or (B) make any Investment, except (1) Permitted CDO Acquisitions; (2) the acquisition of debt of an Anthracite Party in exchange solely for equity of Guarantor with the prior approval of the Finance Parties, not to be unreasonably withheld or delayed; and (3) any other Investment approved by the Finance Parties in their sole discretion.

(ii) Guarantor shall, and shall cause each Anthracite Party to, promptly grant to Collateral Agent, as agent for the Secured Creditors, a first priority perfected security interest in all Property of the Guarantor and the other Anthracite Parties (other than AHR Ireland) was acquired from and after the date hereof, other than any such Property having an aggregate fair market value at any one time not exceeding Two Hundred Fifty Thousand Dollars ($250,000) (or the Dollar equivalent thereof (at the then current spot rate)).

(y) Budget. Guarantor shall, and shall cause each Anthracite Party to, strictly comply with the Budget, and Guarantor shall not, and shall cause each Anthracite Party not to, incur any expenditure or pay any amount inconsistent with the Budget.

(z) AHR Ireland and AHR Ireland Property.

(i) Within ten (10) Business Days of the date hereof, Guarantor shall (A) grant, or cause to be granted, to the Collateral Agent, for the benefit of the Secured Creditors, either directly or indirectly, a perfected first-priority security interest in all of the Property of AHR Ireland in respect of which a security interest may be granted under applicable law, now owned or at any time hereafter acquired (collectively, the “AHR Ireland Property”); and (B) transfer, or cause to be transferred, irrevocably and on an ongoing basis, all of the proceeds and/or income (including, without limitation, all dividends, interest and other distributions) after deductions for taxes and expenses in accordance with the relevant budget in respect of the AHR Ireland Property to the Cash Management Account in Dollars, in each case, pursuant to documentation in form and substance acceptable to each Secured Creditor in its sole discretion exercised in good faith (such documentation, the “AHR Ireland Security Documents”).

(ii) From and after the date hereof until the Guaranteed Obligations have been paid in full (A) Guarantor shall not, and shall not permit any Anthracite Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Lien that may be imposed by a Governmental Authority with jurisdiction) upon any of the AHR Ireland Property in favor of any Person other than the Collateral Agent pursuant to Section 9(z)(i) above; (B) Guarantor shall not, and shall not permit any Anthracite Party to, enter into any material agreement, or materially amend or modify any existing agreement, in respect of AHR Ireland and the AHR Ireland Property, without the prior written consent of the Secured Creditors; provided that any such agreement, amendment or modification whose effect would cause the applicable line item in the Budget to be exceeded shall be deemed “material” for purposes of this clause (B); and (C) until the effective date of the AHR Ireland Security Documents, Guarantor shall transfer or cause to be transferred on an ongoing basis all proceeds and/or income (including, without limitation, any dividends, interest and other distributions) after deductions for taxes and expenses in accordance with the relevant budget in respect of the AHR Ireland Property, into the Cash Management Account in Dollars within two (2) Business Days after receipt thereof.

Section 10. No Marshalling; Reinstatement. Guarantor consents and agrees that neither the Finance Parties nor any Person acting for or on behalf of the Finance Parties shall be under any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations. Guarantor further agrees that, to the extent that Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Finance Party, or any Finance Party receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, Guarantor, such other guarantor or any other Person, under any domestic or foreign bankruptcy law, state or federal law, common law or equitable cause, or other provisions of applicable law relating to liquidation, bankruptcy, administration, examinership, insolvency or creditors’ rights generally, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Section 11. Subrogation. Guarantor (a) shall have no right of subrogation with respect to the Guaranteed Obligations prior to payment in full of all Guaranteed Obligations, and (b) waives any right to enforce any remedy which Guarantor now or may hereafter have against any Anthracite Party, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and Guarantor waives any benefit of, and any right to participate in, any security or collateral given to any Finance Party to secure the payment of all or any part of the Guaranteed Obligations.

Section 12. Enforcement; Amendments; Waivers. No delay on the part of any Finance Party in the exercise of any right or remedy arising under this Guaranty, the Loan Documents, any other related document, or otherwise with respect to all or any part of the Guaranteed Obligations, shall operate as a waiver thereof, and no single or partial exercise by any Finance Party of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon any Finance Party, except as expressly set forth in a writing duly signed and delivered by such Finance Party. Failure by any Finance Party at any time or times hereafter to require strict performance by Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in the Loan Documents or any other related document now or at any time or times hereafter executed and delivered to any Finance Party shall not waive, affect or diminish any right of such Finance Party at any time or times hereafter to demand strict performance thereof. Any determination by a court of competent jurisdiction which has become final by appeal or lapse of time for appeal of the amount of the Guaranteed Obligations owing by Guarantor or Borrower to the Finance Parties shall be conclusive and binding on Guarantor irrespective of whether Guarantor was a party to the suit or action in which such determination was made.

Section 13. Effectiveness; Termination. This Guaranty shall become effective upon its execution by Guarantor and shall continue in full force and effect and may not be terminated or otherwise revoked, but shall be terminated upon the termination of the Loan Documents and payment in full of the Guaranteed Obligations (in cash), without further action of the parties, subject to the provisions of this Guaranty which provisions expressly survive termination (including, without limitation, the second sentence of Section 10 of this Guaranty). If, notwithstanding the foregoing, Guarantor shall have any right under applicable law to terminate or revoke this Guaranty, Guarantor agrees that, except as provided in the preceding sentence, such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by Guarantor is actually received by the Finance Parties. Such notice shall not affect the right and power of any Finance Party to enforce rights arising prior to receipt of the notice.

Section 14. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Guarantor may not assign or otherwise transfer any of its rights or obligations hereunder (and any attempted assignment or transfer by Guarantor shall be null and void). Nothing in this Guaranty, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Finance Parties) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

Section 15. Governing Law. This Guaranty shall be governed by New York law without reference to choice of law doctrine.

Section 16. Submission to Jurisdiction; Waivers. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF ENGLAND, COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH ANY FINANCE PARTY SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 17. Waiver of Jury Trial. GUARANTOR AND EACH FINANCE PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18. Notices. All notices, requests and other communications concerning this Guaranty shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to Guarantor at the “Address for Notices” specified below its name on the signature page hereof and delivered to the Finance Parties as follows:

Morgan Stanley Mortgage Servicing Limited

20 Bank Street

Canary Wharf, London

United Kingdom, E14 4AD

Attention: Richard Spencer

Telephone: +44 20 7677 7778

Facsimile: +44 20 7056 0941

and

Morgan Stanley Principal Funding, Inc.

20 Cabot Square

Canary Wharf, London E14 4QW

Attention: Charles Chami / MSMS Warehouse

Telephone: +44 20 7677 1704

Facsimile: +44 20 7056 1947 (fax cover page must state “For the attention of MSMS Warehouse”)

With copies to:

Morgan Stanley Law Division

1221 Avenue of the Americas, 5th Floor

New York, New York 10020

Attention: Su Sun Bai, Esq.

Telephone: +1 212 761 4729

Facsimile: +1212 507 5834

and

Morgan Stanley Mortgage Servicing at the following e-mail address:

msms-warehouse@morganstanley.com

and

Clifford Chance CIS Limited

UL Gasheka 6

125047 Moscow

Attention: Simeon Radcliff, Esq.

Telephone: +7 495 725 6415

Facsimile: +7 495 258 5051

and

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Ness M. Cohen, Esq.

Telephone: +1 212 878 8217

Facsimile: +1 212 878 8375

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 19. Acknowledgments. Guarantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party; (b) the Finance Parties have no fiduciary relationship with or duty to Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents to which it is a party, and the relationship between Guarantor and Borrower, on one hand, and the Finance Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Guarantor, Borrower and the Finance Parties.

Section 20. Reaffirmation of Loan Agreement. For the avoidance of doubt, Guarantor hereby agrees to and acknowledges the amendments to the Loan Agreement.

Section 21. Entire Agreement; Severability . This Guaranty contains the final agreement with respect to the matters contained herein by Guarantor and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between Guarantor the Finance Parties. If any of the provisions of this Guaranty shall be held invalid or unenforceable, this Guaranty shall be construed as if not containing such provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Guaranty has been duly executed by Guarantor as an instrument under seal as of the day and year first set forth above.

GUARANTOR		Address for Notices:

ANTHRACITE CAPITAL, INC.		c/o Blackrock Financial Management, Inc.
a Maryland corporation		40 East 52nd Street
New York, NY 10022
By:	Paul Horowitz	Attention: Mr. Richard Shea
Name:	Paul Horowitz	Telecopier No.: +1 212 754 8758
Title:	Vice President	Telephone No.: +1 212 754 5579

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: David M. Stewart, Esq. (039089-0073)
Facsimile No.: +1 212 751 4864
Telephone No.: +1 212 906 1832

Exhibit A

Attachment to Compliance Certificate

Schedule 1 to Compliance Certificate

Anthracite Capital, Inc. and its consolidated subsidiaries

(in thousands of Dollars)

For Quarter Ended: [date]

Date Prepared: [date]

MAINTENANCE OF TANGIBLE NET WORTH (Section 9(g)):

FINANCIAL COVENANT:
Base Amount		$550,000
Plus: 75% any equity raised by Guarantor since the Guaranty date		[•	]

Minimum Required Tangible Net Worth		$550,000

Shareholder’s equity at [date]	$	[•	]
Deduct: Amounts due from Affiliates		[•	]
Deduct: Intangible Assets		[•	]

Tangible Net Worth	$	[•	]

TANGIBLE NET WORTH IS IN EXCESS OF MINIMUM REQUIRED TANGIBLE NET WORTH	Yes/No (circle one)

MAINTENANCE OF RATIO OF TOTAL INDEBTEDNESS TO TANGIBLE NET WORTH (Section 9(h)):

Total borrowings at [date]	$	[•	]
Deduct: Borrowings secured by commercial mortgage loan pools	$	[(•)	]
Deduct: CDO’s	$	[(•)	]

Total Indebtedness at [date]	$	[•	]

Tangible Net Worth at [date]	$	[•	]

Ratio of Total Indebtedness to Tangible Net Worth		[•] to 1

FINANCIAL COVENANT:
Ratio of Total Indebtedness to Tangible Net Worth to not be greater than 2.5 to 1.

RATIO OF TOTAL INDEBTEDNESS TO TANGIBLE NET WORTH IS IN BOUNDS OF FINANCIAL COVENANT	Yes/No (circle one)

OPERATING EARNINGS (Section 9(i)):

FINANCIAL COVENANT:
Total interest income at [date]	$[•]

Less: Total interest expense	$	[•	]
Less: General and administrative expense	$	[•	]

Less: Management fee	$	[•	]

Total Operating Earnings

Minimum Operating Earnings required at [date]	$	[•	]

OPERATING EARNINGS ARE IN EXCESS OF MINIMUM REQUIRED OPERATING EARNINGS	Yes/No (circle one)

CHANGES IN TANGIBLE NET WORTH (Section 9(j)):

(i) Quarter over Quarter
Tangible Net Worth [date]	$	[•	]
Tangible Net Worth [date]	$	[•	]

% Change in Tangible Net Worth		[•	]%

(ii) Year over Year
Tangible Net Worth [date]	$	[•	]
Tangible Net Worth [date]	$	[•	]

% Change in Tangible Net Worth		[•	]%

FINANCIAL COVENANT:

Tangible Net Worth (which shall exclude any decrease in Tangible Net Worth resulting from a decrease in the value of the assets owned by either Carbon Capital I, Inc. or Carbon Capital II, Inc.) shall not decrease by:

(i) 20% or more from Tangible Net Worth as of the last Business Day in the third month preceding such date;

(ii) 40% or more from Tangible Net Worth as of the last Business Day in the twelfth month preceding such date provided, however, that, for purposes of the calculation, any decrease in the value of the assets in excess of an aggregate amount of $1,482,514.80 (with respect to the asset owned by Carbon Capital I, Inc.) and $100,000,000 (with respect to the asset owned by Carbon Capital II, Inc.) shall not be excluded in the calculation of Tangible Net Worth.

CHANGES IN TANGIBLE NET WORTH IS IN BOUNDS OF FINANCIAL COVENANT	Yes/No (circle one)

DEBT SERVICE COVERAGE (Section 9(k)):

Net Income		$	[•	]

Plus:	Depreciation and amortization	$	[•	]

	Cash Interest Expense	$	[•	]

	Net (Gain) Loss on real estate held for sale	$	[•	]

	Net (Gain) Loss on securities	$	[•	]

	Income taxes	$	[•	]

	GAAP Earning from Equity Investments	$	[•	]

2

Loss on Impairment of Assets	$	[•	]

Hedge Cost Write Off	$	[•	]

Incentive Fee—paid in stock	$	[•	]

Hedge Ineffectiveness	$	[•	]

Interest Accretion (Amortization)	$	[•	]

Amortization of Debt	$	[•	]

Cash Distributions from Equity Investments	$	[•	]

FUNDS FROM OPERATIONS	$	[•	]

Cash Interest Expense	$	[•	]

Debt Service Coverage Ratio		[•] to 1

FINANCIAL COVENANT:

Ratio to be greater than 1.40 to 1.0

DEBT SERVICE COVERAGE RATIO IS IN EXCESS OF FINANCIAL COVENANT	Yes/No (circle one)

3

Exhibit B

Structure Chart of Guarantor